                      SECURITIES AND EXCHANGE COMMISSION
                            450 Fifth Street, N.W.
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 0-14887

                          The Liposome Company, Inc.
            (Exact name of registrant as specified in its charter)

                               One Research Way
                          Princeton Forrestal Center
                         Princeton, New Jersey, 08540
                                (609) 452-7060
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.01 per share
           (Title of each class of securities covered by this Form)

                                     None
        (Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     /X/  Rule 12h-3(b)(1)(ii)     /_/
     Rule 12g-4(a)(1)(ii)    /_/  Rule 12h-3(b)(2)(i)      /_/
     Rule 12g-4(a)(2)(i)     /_/  Rule 12h-3(b)(2)(ii)     /_/
     Rule 12g-4(a)(2)(ii)    /_/  Rule 15d-6               /_/
     Rule 12h-3(b)(1)(i)     /X/

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 12, 2000                      By:  /s/ Charles A. Baker
                                              _____________________

                                              Name: Charles A. Baker
                                              Title: Chairman of the Board
                                                     President and Chief
                                                     Executive Officer